U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 29, 2009

AZTEC OIL & GAS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of
Incorporation or Organization)

000-32015	87-0439834
(Commission File Number)	(I.R.S. Employer Identification No.)

Aztec Oil & Gas, Inc.
One Riverway, Suite 1700
Houston, Texas 77056
 (Address of principal executive offices including zip code)

(713) 840-6444
(Registrant’s telephone number, including area code)

ITEM 8.01 - Other Events

On June 29, 2009 Aztec Oil & Gas, Inc. announced its newest drilling partnership, see below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZTEC OIL & GAS, INC.

By: //s// Franklin C. Fisher, Jr.
Franklin C. Fisher, CEO and Chairman

Aztec Announces Newest Drilling Partnership

HOUSTON, June 29, 2009 (GLOBE NEWSWIRE) --Aztec Oil & Gas, Inc. (Pink Sheets: AZGS – News) announced today that the Company has closed and completed funding of its newest drilling limited partnership VIII B, with approximately $2 million dollars. The multi-well partnership, which will focus on oil well drilling in Texas, is expected to commence drilling immediately. Aztec Oil & Gas, Inc., through its wholly-owned subsidiary, Aztec Energy, LLC, will retain 30% (thirty percent) ownership and will act as the Managing General Partner. Another wholly-owned subsidiary, Aztec Drilling & Operating, LLC, will serve as the Partnership’s drilling company and operator.

“Our recent VIII A partnership accomplished four very nice Frio formation wells and achieved a 100% drilling success rate. The new VIII B partnership will focus on drilling shallow oil wells in Texas. We anticipate considerably more wells being drilled in this VIII B partnership, and estimate a high success rate in this program as well. We believe the timing could not be better for our investors,” stated Waylan R. Johnson, President, Aztec Oil & Gas, Inc.

About Aztec Oil & Gas, Inc.
Aztec is an oil and gas exploration, development and production company focusing on numerous areas throughout the U.S. Its interests are highly diversified as exemplified by its interests in two Deep Lake gas wells in Cameron Parish, Louisiana ranging from 13,600 feet to 14,300 feet in depth relative to three gas wells in Oklahoma of which two are conventional wells, and the third is a horizontal, Coal Bed Methane (CBM) well.

In 2006 Aztec entered the sponsored drilling program industry and undertook three small, very limited annual drilling partnerships in Appalachia. Drilling in Appalachia was recommended to Aztec by several broker dealers and a wholesaler, supposedly, because many broker dealers were familiar with programs from the area. Aztec limited its sponsored drilling programs over the subject three years in order to become fully familiar with the nuances of the sponsored drilling program industry before expanding to the Company’s full capabilities. In the summer of 2008, due to what it felt was a questionable outlook for the Appalachian region; Aztec decided to discontinue any natural gas drilling in Appalachia and announced such publicly.

Aztec focused all drilling in 2009 on Texas and adjoining states. In addition to the three, small Appalachian drilling partnerships mentioned above; Aztec recently sponsored and closed its VIII A partnership which included four successful Frio formation wells in Texas. The first successful well in that VIII A partnership was announced on February 27, 2009. The fifth drilling partnership, VIII B, referenced in the above press release, will also focus on drilling in Texas with the first well estimated to begin drilling in the next two weeks. Aztec Energy LLC, a wholly-owned subsidiary of Aztec, acts as Managing General Partner of all drilling partnerships and another wholly-owned Aztec subsidiary, Aztec Drilling & Operating, LLC, is the turnkey drilling contractor and operator. Aztec owns a 30% interest in all of its drilling partnerships. In general clarification of its activities, Aztec sponsors low risk, development drilling programs which include significant tax benefits, all of which are sold only through FINRA Registered Broker Dealers to Accredited Investors. Its drilling programs are very unique and also incorporate a sophisticated exit strategy for investors.

For more information on Aztec Oil & Gas, Inc. please visit http://www.aztecoil-gas.com.

This release/announcement is neither an offer to sell nor a solicitation of an offer to buy securities or participations. This release/document contains certain statements, estimates, and forecasts with respect to future performance and events. All statements other than statements of historical fact included in this release/document, the Memorandum, or the Aztec website, including statements regarding future performance of events, are forward-looking statements. All such forward-looking statements are based on various underlying assumptions and expectations and are subject to risks and uncertainties which could cause actual events to differ materially from those expressed in the forward-looking statements. As a result, there can be no assurance that the forward-looking statements included in this release, the Memorandum, or the Aztec Website will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this release/document, the Memorandum, or the Aztec Website might not occur. Accordingly, investors should not rely upon forward-looking statements as a prediction of actual results. Also, the price Aztec Oil & Gas, Inc. and the other parties involved in any properties receive for the oil and natural gas produced on their properties may be less than quoted NYMEX prices at any given time. Aztec does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, subsequent circumstances or otherwise.

Contact:
Phoenix IR Associates
Investor Relations
Tony Drake
(281) 579-1602
investor@aztecoil-gas.com